UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2010

SYMYX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1263 East Arques Avenue		94085
Sunnyvale, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 11, 2010, Symyx Technologies, Inc. (“Symyx”) entered into an Asset Purchase Agreement with HPR Global, Inc., a Delaware corporation (“Purchaser”), pursuant to which Symyx will divest itself of its High-Productivity Research (“HPR”) business unit, which consists of Symyx’s tools operations and its recently restructured contract research services operations.  Pursuant to the terms of the agreement, Symyx will sell substantially all its HPR assets and provide approximately $8.6 million of positive net working capital to Purchaser in return for a $10.0 million note and a 19.5% equity stake in Purchaser.  In addition, Symyx will receive a warrant to purchase shares of Purchaser common stock in the amount of 19.5% of Purchaser’s total option pool, which may be exercised from time to time only to the extent that, following exercise, Symyx will not own in excess of 19.5% of Purchaser’s outstanding stock.  The $10.0 million note will bear interest at 8% and be payable over ten years from the date of issuance, with interest due annually and principal payments of $1.0 million per year due beginning at the end of year four.  The principal amount of the note is subject to partial setoff for indemnification claims, if any, made by Purchaser, and subject to partial increase for indemnification claims, if any, made by Symyx.  Symyx will retain all rights under existing contracts to future royalties and licensing fees previously in HPR.  Upon the closing of the transaction, the agreement provides that:  (a) Symyx will sublease to Purchaser the building in which the majority of the HPR business unit resides substantially on the same terms as provided in the current lease; and (b) Symyx and Purchaser will cross-license to each other certain patents and software.  Concurrently with the execution of the Asset Purchase Agreement, the parties entered into a technology license agreement that provides for cross-licensing of patents and other intellectual property between the parties, which will become effective upon the closing of the transaction.

The Asset Purchase Agreement is subject to certain customary closing conditions, and to finalization of ancillary agreements to the Asset Purchase Agreement relating to the sublease described above, transfer of and cross-license with respect to certain software assets, and transition services to facilitate the orderly separation of the HPR business unit.

John Senaldi, the former president of Symyx’s HPR business unit, resigned his employment from Symyx effective February 10, 2010, and is the chief executive officer of Purchaser.  Symyx has agreed that Mr. Senaldi may extend employment offers to substantially all HPR employees at closing.   Mr. Senaldi and certain of such employees will be the initial stockholders of Purchaser holding the stock not held by Symyx.

Item 2.02. Results of Operations and Financial Condition.

On February 11, 2010, Symyx Technologies, Inc. (“Symyx”) issued a press release announcing Symyx’s financial results for the fourth fiscal quarter and the fiscal year ended December 31, 2009.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein in its entirety.

The information in this Item 2.02 and in Exhibit 99.1 attached to this report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing by Symyx under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language contained in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 11, 2010, Symyx committed itself to the matters set forth in Item 1.01 above, which information is incorporated by reference here.  Symyx expects the transaction to close in March 2010.  Symyx entered into the transaction described in Item 1.01 based on its determination to focus on its software business.  Symyx estimates that the charges incurred in the transaction will be in the range of $200,000 and $800,000, and does not expect that any of the charges incurred in the transaction will result in cash expenditures.

The statements set forth in this Item 2.05 regarding the timing of completion of the actions and the expected total impact of the actions are forward-looking statements under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based upon Symyx’s current expectations and involve risks and uncertainties.  Symyx’s actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the transaction will be delayed or not occur due to the failure of the parties to reach agreement on the ancillary agreements yet to be finalized, the risk that other closing conditions may be delayed or may not occur, which may affect the timing of the completion of the actions.  Symyx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements, except as the law may require.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release issued on February 11, 2010, announcing financial results for the fourth fiscal quarter and the fiscal year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symyx Technologies, Inc.

Date: February 11, 2010	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued on February 11, 2010, announcing financial results for the fourth fiscal quarter and the fiscal year ended December 31, 2009.